Exhibit 10.1

CREDIT AGREEMENT

March 6, 2024

Borrowers:	Bright Green Corporation
Head Office:	401 E Las Olas Blvd
#1400
Fort Lauderdale, Florida
33301

Guarantors:	Bright Green Corporation
Address:	401 E Las Olas Blvd
#1400
Fort Lauderdale, Florida
33301

Attention: Bright Green Corporation

JVR Holdings (“JVR” or the “Lender” or “us” or “we” or “our”) agrees to extend a credit facility to Bright Green Corporation (the “Borrowers” or “you” or “your”) for $60,000,000 (the “Credit Facility”).

The Credit Facility is subject to the terms and conditions set out in this credit agreement and the attached Schedule A — Standard Loan Features, Schedule B — Standard Terms and Conditions, Schedule C — Definitions, and Schedule D — Fees (“Schedules”) (collectively the “Credit Agreement” or the “Agreement”). If a conflict arises between any clause, term or conditions of this Credit Agreement and a clause, term or condition of the attached Schedules, the clause, term or condition in the body of the Credit Agreement will prevail over the clause, term or condition in the attached Schedules. Capitalized terms used in this Agreement shall have the meanings given to them in Schedule C or otherwise as set out herein.

Unless specified otherwise in Section 2, all security pledged by the Borrowers secure all the Borrowers’ obligations, present and future, to the Lender including, but not limited to, the Borrowers’ obligations under this Agreement.

1.	CREDIT FACILITY INFORMATION

1.1	Credit Facility Details

Loan Number	0000692907001
Total Credit Facility	$60,000,000
Credit Facility Type	Real Property Loan
Interest Type	Fixed Open
Product Type	Fixed Rate Loan
Product Type Option	Convertible to Variable Rate Loan at any time during the duration of the loan
Term	10 years
Amortization Period	10 years
Fixed Interest Rate	14.0%

Variable Interest Rate (Option)	Bank of America Prime + 10.0%
Loan Approval Expiry Date	April 26, 2024
Balance Due Date	May 1, 2034
Draw Amount	$5,000,000 minimum per draw request with a maximum of 12 draws
Subsequent payment schedule details
First Payment Type Details
First payment type	Interest Only
Start Date	June 1, 2024
Secondary payment type	Blended
Start Date	July 1, 2024
Payment Frequency	Monthly
Payment Amount	As per amortization schedule generated for each draw based on the amount requested
Application Fee	$75,000 or 350,000 shares of BGXX to be paid upon presentation of the Credit Agreement
Loan Processing Fee	2% of the draw amount
Prepayment	Open
Other Fees

All legal (inclusive of title insurance), registration and future enforcement fees incurred throughout the life of the loan by the Lender to be paid by the Borrower.

At the time of each draw, the loan processing fees plus any related expenses to be deducted from, and paid out of, the advance of funds under the Commitment.

See Schedule A for Standard Loan Features applicable to the Credit Facility.

1.2	Payee Details

The Credit Facility funds are to be disbursed as follows:

Payee Name	Purpose	Amount
JVR Holdings	Construction Loan - 12 draws of $5,000,000	$58,800,000
JVR Holdings	Credit Facility Processing Fee	$1,200,000

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You acknowledge that the Lender retains the discretion to advance all Credit Facility funds to the solicitor’s trust account, despite your above request.

2.	SECURITY REQUIREMENTS (“secured property”)

2.1	Real Property Security

A FIRST (1st) mortgage registered in the amount of $100,000,000 subject to Standard Charge Terms 201922 on the following real property:

Legal description TBD.

Municipal Address: 1033 George Hanosh Blvd, Grants, New Mexico, USA,

2.2	Personal Property Security

2.2.1	General Security Agreement from the Borrowers granting Lender a first (1st) ranking security interest in all present and after-acquired personal property.

2.2.2	Security Agreement from the Borrower granting Lender a first (1St) ranking security interest in all present and after-acquired Greenhouse Equipment

2.3	Guarantees

Unlimited Guarantee from Bright Green Corporation in respect of all indebtedness, liabilities and obligations of the Borrowers.

3.	COVENANTS OF THE BORROWER

3.1	Financial Covenants

For as long as the Borrowers are indebted to the Lender under this or any other credit or loan agreement with the Lender, the Borrowers shall maintain the following financial covenants. These financial covenants replace all previous financial covenants contained int eh any other credit or loan agreements the Borrowers have with the Lender and any amendments thereto. If a conflict arises between these financial covenants and those contained in any previous credit or loan agreement with the Lender, these shall prevail. This clause shall survive the termination or expiry of the Agreement and remain in force unless and until replaced in a future credit or loan agreement.

3.1.1	Net Capital Expenditures in aggregate, including capital leases, for Bright Green Corporation will not exceed $5,000,000 without prior written consent of the Lender (whose consent will not be unreasonably withheld).

‘Net Capital Expenditures’ is defined as total capital expenditures less any trade allowances or sale or existing assets.

3.1.2	The fixed Charge Coverage Ratio calculated for the Borrowers on a combined basis at their Financial Year-end (commencing Financial Year-end 2024) will not be less than 1.1:1.0.

‘Fixed Charge Coverage Ratio’ is defined as Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) minus unfunded capital expenditures, plus or minus the capital injections or withdrawals minus dividends divided by interest expense and the current portion of long-term debt (prior period).

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3.2	Financial Reporting and Other Information

For as long as this Agreement is in effect and any portion of the indebtedness is outstanding, the Borrowers shall deliver or cause to be delivered to the Lender the following financial information:

3.2.1	Annual Audited financial statements for Bright Green Corporation within 120 days of its Financial Year-end on a standalone basis.

3.2.2	A Compliance Certificate, in form and substance satisfactory to the Lender within 120 days after the end of each Financial Year-end reporting period, confirming the Borrowers are in compliance with all covenants and conditions of the loan documents together with an explanation f there is any non-compliance.

4.	INTEREST

4.1	Interest Calculations and Compounding Period

Interest on each Loan shall be calculated on the daily outstanding balance of such Loan from (and including) the date it is advanced until (but excluding) the date it is repaid in full. The rates of interest per annum are expressed on the basis of a 365- or 366-day year, as applicable. Interest owing on a Real Property Loan shall be compounded semi-annually, not in advance. Interest owing on a Personal Property Loan shall be compounded on each payment date (for example, interest shall be compounded monthly if payments are made monthly). All such interest shall be payable both before and after maturity, default and judgment on the amount outstanding from day to day until payment is made.

4.2	Variable Rates

Changes in the variable interest rate will be immediate and result in automatic adjustment to the rate on the variable interest rate Loan without notice to the Borrowers. The variable interest rate posted from time to time in Lender’s offices to be binding on the Borrowers.

4.3	Convertibility

4.3.1	“Conversion Fee” means the fee payable by you to the Lender, in an amount determined by the Lender, to convert your Loan to a different type of product.

4.3.2	An Open Variable Real Property Loan may be converted, at any time, upon payment of the Conversion Fee, to any other available Mortgage product offered by the Lender.

4.3.3	A Variable Mortgage Rate Loan may be converted, at any time, upon payment of the Conversion Fee, to any Mortgage product offered by the Lender, except the Open Variable Mortgage Product.

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5.	FEES AND CHARGES

5.1	Expenses and Legal Fees

Regardless of whether any or all of the transactions contemplated in the Credit Agreement are completed, the Borrowers shall pay to the Lender all reasonable legal fees and disbursements and all reasonable fees, costs and out-of-pocket expenses incurred by the Lender with respect to the negotiation, preparation and registration of the Documents including, without limitation, amendments of the Documents and their registration. The Borrowers shall, in addition, reimburse the Lender on demand for all fees, costs and out-of-pocket expenses including, without limitation, legal lees and disbursements (on a solicitor and own client or full indemnity basis) Incurred by the Lender following the Closing Date in connection with the exercising or defending any or all of the rights, recourses, remedies and powers of the Lender hereunder or under any Document or the realization on any assets or property of the Borrowers or Guarantors, or the taking of any proceedings for the purpose of enforcing the remedies provided herein or permitted in connection herewith.

If any Borrower or Guarantor fails to perform any of its obligations under any Document, the Lender may, but shall not be obligated to, perform any or all such obligations, and all costs, charges, expenses, fees, outlays and premiums incurred by the Lender in connection with such performance shall be payable by the Borrowers forthwith upon demand by the Lender and shall bear interest from the date incurred by the Lender at the highest rate provided for heroin, calculated and compounded monthly and payable on demand, with interest on overdue interest at the same rate. Any such performance by the Lender shall not constitute a waiver by the Lender of any right, power, or privilege under the loan or any Document.

5.2	Other Charges

In addition to the obligations of the Borrowers to pay Interest, costs, and expenses as provided in this Agreement, the Borrowers shall pay the following non-refundable fees:

5.2.1	The fees set out in Schedule D:

5.2.2	If applicable, prepayment fee(s):

5.2.3	All reasonable fees from time to time imposed by the Lender for the administration of this Agreement.

All such fees are due and payable by the Borrowers within 30 days of demand or invoiced by the Lender.

6.	REPAYMENT, PREPAYMENT AND MATURITY

6.1	Mandatory Repayments

6.1.1	The Loans and all Indebtedness shall be repaid in full and the Loans will be canceled on the Balance Due Dates set out in Section 1 above, unless extended in writing by the Lender on or before that date, in which case that extended date shall become the new Balance Due Date. Extensions may be requested by the Borrowers. Extensions will be granted at the discretion of the Lender.

6.1.2	The Loans and all Indebtedness owing by the Borrowers shall be repaid in full and the Loans will be canceled if the Borrowers or any Guarantor have made any material misrepresentation to the Lender, have committed fraud against the Lender, II the Lender becomes aware that the Borrowers or any Guarantor have acted in a manner that calls into question their integrity and as a result will negatively impact the Lender’s reputation it the Lender were to continue to do business with the Borrowers or Guarantors or it the Borrowers cease to operate or operate materially in their core business, as determined by the Lender in its sole discretion.

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6.2	Time and Place of Payment by Borrowers

Each payment or prepayment required or permitted to be made by the Borrowers hereunder (whether on account of principal, interest, costs, or any other amount) shall be made to the Lender at its corporate office in Chatham, Ontario, Canada not later than 11:00 a.m. Eastern Standard Time (EST) on the date for payment of the same in immediately available funds, and it any payment made by the Borrowers hereunder is made after 11:00 a.m., such payment will be deemed to have been made on the immediately following Banking Day and interest will continue to accrue on the amount of such payment until such following Banking Day.

6.3	Payments to be Made on Banking Days

Whenever any payment to be made hereunder is due on a day that is not a Banking Day. such payment shall be made on the immediately following Banking Day unless the following Banking Day falls in another calendar month, in which case payment shall be made on the immediately preceding Banking Day.

6.4	Manner of Payment; No Set-OH / Right of compensation

All payments to be made pursuant to this Credit Agreement including principal. interest and costs will, except as otherwise expressly provided herein, shall be payable in United States Dollars ($USD) and all payments to be made pursuant to this Credit Agreement are to be made in immediately available funds and without set-off, right of compensation, withholding or deduction of any kind whatsoever.

6.5	Payment Application

If the Borrowers are not in default, the Lender will apply each payment to the Loan first to pay outstanding fees and other charges, second to pay the interest due, and third to reduce the outstanding principal. If the Borrowers are in default on the Loan, the Lender can apply the Loan payment as the Lender sees fit.

6.6	Payment Adjustment

The Lender may adjust the stipulated payments of principal and interest for any Loan with a variable interest rate, as a result of changes in the interest rate, to ensure that the principal outstanding is being paid as originally intended under the Loan.

6.7	Prepayment Privileges — all applicable only if the Loan is not in default

Variable-Open rate loans - The Borrowers may prepay all or a part of the Loan at any time, without notice or penalty.

Fixed-Closed rate loans - The Borrowers may prepay all or a part of the Loan at any time on the condition that the Borrowers pay the Lender the prepayment fee on the prepayment date.

Fixed and Variable rate loans - The Borrowers may prepay up to 10 percent of the original principal amount disbursed on the Loan, without notice or penalty. The Borrowers may exercise this prepayment privilege once each calendar year. The Borrowers may prepay a greater amount of the Loan at any time on the condition that the Borrowers pay the Lender the prepayment fee on the prepayment date.

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6.8	Prepayment Fee

If the Borrowers wish to prepay a Loan during the term of the Loan, then, to the extent permitted by law, the Borrowers must pay a prepayment fee equal to the greater of:

6.8.1	Three months interest on the amount being prepaid at the interest rate applicable to the Loan, or

6.8.2	The amount of interest lost by the Lender over the remaining term of the Loan on the amount being prepaid, as determined in accordance with the Lenders standard practices.

7.	CONDITIONS PRECEDENT

7.1	Conditions to the Initial Advance of the Credit Facility

The obligation of the Lender to make available the Initial Advance under the Agreement is subject to and conditional upon the representations and warranties contained in this Agreement being true and correct on and as of the Closing Date with reference to the facts subsisting at such time with the same effect as it made on such date, and upon each of the following terms and conditions being satisfied:

7.1.1	The Borrowers agree to comply with all requirements to make the Loan payments by way of pre-authorized payments;

7.1.2	All documents required to grant and as necessary pledge the security described in Section 2 shall have been executed and delivered to the Lender together with confirmation of registration as applicable and shall be in full force and effect, in form and substance satisfactory to the Lender;

7.1.3	All other documents and instruments required by the terms of this Agreement shall have been duly executed and delivered by all parties and shall be in full force and effect, in form and substance satisfactory to the Lender;

7.1.4	The Lender shall be satisfied in all respects with the business, operations and prospects and assets and liabilities (including without limitation as to environmental matters) of the Borrowers, the corporate and capital structure of the Borrowers, the sources of funding available to the Borrowers on and after the Closing Date and the proposed disbursement of funds by the Borrowers on and following such date;

7.1.5	The Lender shall be satisfied that no material adverse change in the financial condition, business, operations or otherwise of the Borrowers has occurred:

7.1.6	No Default or Event of Default shall have occurred and shall be continuing;

7.1.7	All consents and approvals necessary or desirable in connection with the completion of the transactions contemplated pursuant to the Documents shall have been obtained on terms and conditions acceptable to the Lender.

7.2	Conditions Precedent to Subsequent Advances

The obligation of the Lender to make available any Advance after the Closing Date is subject to and conditional upon each of the following terms and conditions being satisfied:

7.2.1	The Documents shall remain in full force and effect;

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7.2.2	The representations and warranties of the Borrowers shall be true and correct in all material respects:

7.2.3	No material adverse change in the financial condition of the Borrowers shall have occurred since:

7.2.4	All other documents and instruments required by the Documents shall have been duly executed and delivered and shall be in full force and effect;

7.2.5	no Default or Event of Default shall have occurred and shall be continuing; and the Borrowers shall provide, on the date of Advance(s), a certificate executed by a senior officer of the Borrowers confirming that all of the terms and conditions set out in this Section are true and correct as of the date of the Advance.

7.3	Discretion of the Lender

Notwithstanding the non-fulfillment of any term or condition set out above, the Lender may make an Advance in its unfettered discretion. The making of any Advance by Lender, either before or after the fulfillment of all applicable conditions, will not constitute an approval, acceptance or waiver by the Lender of any condition, Default or Event of Default.

7.4	Conditions Solely for the Lender’s Benefit

All conditions precedent to the obligation of the Lender to make any Advance are imposed solely and exclusively for the benefit of the Lender and no other person will have standing to require satisfaction of such conditions or be entitled to assume that the Lender will refuse to make any Advance available in the absence of strict compliance with any or all such conditions and no other Person will, under any circumstances, be deemed to be beneficiary of such conditions.

8.	ACCEPTANCE

If this Credit Agreement is acceptable to you, please sign in the space indicated below and return the Credit Agreement to us by March 29, 2024, after which the Credit Agreement shall be null and void (unless extended in writing to us).

Dated this 11th day of March, 2024 at 12:00 pm in the State of New Mexico.

8.1	Borrowers

Bright Green Corporation

Per:	/s/ Gurvinder Singh
Name:	Gurvinder Singh	Witness
Title:	CEO

I have the authority to bind the Corporation

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8.2	Guarantors

Bright Green Corporation

Per:	/s/ Lynn Stockwell
Name:	Lynn Stockwell	Witness
Title:	Board Chairwoman

I have the authority to bind the Corporation

8.3	Lender

JVR Holdings

Per:	/s/ Jeff Vanroboys
Name:	Jeff Vanroboys	Witness
Title:	CEO

I have the authority to bind the Corporation

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Schedule A — Standard Loan Features

Credit Facility — specific terms and conditions

Applicable Interest Rate

Loan 0000692907001 is a Fixed Mortgage Rate Loan with an option to convert to a Variable Mortgage Rate Loan

The interest rate applicable to the Loan will be 14.0%, (hereafter called the “Fixed Rate”) during the term of this Loan which matures on the Balance Due Date. Interest will begin accruing at the Fixed Rate upon first disbursement of any portion of this loan.

At the Borrower’s discretion if converted, the Variable Mortgage Rate is currently Bank of America Prime Rate + 10.0% per annum but may change from time to time without prior notice to you. You agree that Lender’s publication of its Variable Mortgage Rate in its offices shall be conclusive and binding between the parties to determine the rate of interest applicable to Your Credit Facility.

Schedule B — Standard Terms and Conditions

1.	Covenants of the Borrowers

1.1	Affirmative Covenants

The Borrowers covenant and agree with Lender that until there is no Indebtedness outstanding, the Credit Facility and the Loans have been terminated, and Lender has no commitment or obligation hereunder:

(a)	Payment of Principal, Interest and Expenses

The Borrowers shall duly and punctually pay or cause to be paid to Lender, all moneys due to Lender under or by virtue of the Documents, whether principal, interest, fees or other expenses, at the times and places and in the manner provided for herein.

(b)	Use of Funds

The Borrowers will use and employ the funds received from Lender pursuant to this Agreement solely for the purposes set forth in this Agreement or in the loan approval.

(c)	Books and Records

The Borrowers shall maintain at all times, a system of accounting established and administered in accordance with the Accounting Standard, consistently applied and in accordance with sound business practices and shall therein make complete, true and correct entries of all dealings and transactions relation to its business. All Financial Statements furnished to Lender shall fairly present the financial condition and the results of the operations of the Borrowers and all other information, certificates, schedules, reports and other papers and data furnished to Lender will be accurate, complete and correct in all material respects.

(d)	Access and Information

The Borrowers shall discuss and review with Lender and its authorized representatives any matters directly relevant to this Agreement and relating to the business of the Borrowers or pertaining to all or any part of the Borrowers or the Borrowers’ properties as Lender may reasonably request, and shall permit any authorized representative of Lender to visit, inspect and have access to the Borrowers’ property and assets at any and all reasonable times during normal business hours. Lender and its authorized representatives to examine all of the Borrowers’ books of account, records, reports, documents, papers and data and to make copies and take extracts thereof, and to discuss respective business, affairs, finances and accounts with the Borrowers’ executive officers, senior financial officers, accountants and other financial advisors

(e)	Notices

The Borrowers shall promptly give notice to Lender of:

(1)	Any Default or Event of Default;

(2)	Any notice of expropriation of any of the assets charged by any of the Security Documents;

(3)	Any claim, proceeding or litigation in respect of the Borrowrs which does or may materially adversely affect the assets or operations of the Borrowers, whether or not any such claim, proceeding or litigation is covered by insurance;

(4)	Any violation of any law, statue, rule or regulation which could reasonably be expected to materially adversely affect the assets or operations of the Borrowers;

(5)	Any Lien other than Permitted Liens registered against any Collateral;

(6)	Any material adverse change in the condition or nature of the business, financial or otherwise, of the Borrowers; and

(7)	And Change in Control of the Borrowers or any Wholly — owned Subsidiary

(f)	Corporate Status and Qualification

The Borrowers shall, at all times, preserve and maintain their existence and preserve and maintain their qualification to do business where such qualification is necessary and diligently preserve and at all times renew or cause to be preserved and renewed all the rights, powers, privileges, franchises and goodwill owned by it and at all times comply with all laws applicable to it, if, in each case, failure to do so would result in a material adverse effect of the Borrowers

(g)	Conduct of Business

The Borrowers shall conduct their business in the ordinary course and not make any material adverse changes to its business and maintain and operate their properties and assets in a prudent manner and, subject to the terms hereof, take all necessary steps to maintain and preserve its assets and properties and its title thereto.

(h)	Government Compliance

The Borrowers shall comply with all applicable laws, regulations, orders, restrictions and regulations of any Government Authority having jurisdiction and obtain and maintain in good standing all material licenses, permits and approvals required (as and when same are, by law, required) from any and all Government Authorities, and ensure that the Borrowers’ business and operations are at all times in compliance in all respects with all applicable laws, regulations, building codes, ordinances and zoning requirements, the non-compliance with which would have a material adverse effect on the Borrowers.

(i)	Security

The Borrowers shall ensure that the Security Documents create at all time valid, enforceable and perfected charges on and security interests in the assets purported to be charged thereby, ranking in priority to all other mortgages, charges, liens and security interest with the exception of Permitted Liens and any other security interests which, according to the terms of this Agreement, are allowed to rank in priority to or pari passu with the charges created by the Security Documents.

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(j)	Taxes

The Borrowers shall cause to be paid all Taxes lawfully levied, assessed or imposed upon itor in respect or its priority as and when the same shall become due and payable, and exhibit or cause to be exhibited to Lender when required, the receipts and vouchers establishing such payment, and duly observe and conform to all valid requirements of any Governmental Authority relative to its property or rights and relative to all covenants, terms and conditions upon or under which any such property or rights are held; provided, however, that it shall have the right to contest in good faith by appropriate an d timely legal proceedings any such taxes or other amounts and, upon such contest, may delay or defer payment or discharge thereof if such contestation will involve no forfeiture of Collateral or the subordination of the charges created by the Security Documents to such taxes unless collateral or other security satisfactory to Lender have been deposited with ender in respect thereof.

(k)	Property and General Liability Insurance

The Borrowers shall maintain or cause to be maintained with reputable insurers, over the insurable Collateral, coverage against risks of loss or damage to its properties, assets and business, (including fire and extended perils, public liability, and damage to property of third parties) of such types as are customary in the case of persons with established reputation engaged in the same or similar businesses, to the full replacement value of such properties and assets, such policies (except third party liability insurance) to contain standard mortgage clauses or other mortgage clauses satisfactory to Lender and shall, otherwise than in respect od damage to or destruction of leased assets, assets secured by Purchase Money Liens and such other assets as Lender may in writing agree to exclude, be assigned to and endorsed in favour of Lender, as first mortgagee and first loss payee subject to ranking in priority to or pari passu with holders of debt secured by the same Collateral pursuant to any intercreditor agreement entered into by Lender with the holders of such debt.

(l)	Repairs

The Borrowers shall at all times, make or cause to be made such expenditures, replacements, repairs, and maintenance as shall be necessary to maintain, preserve and keep at all times the Collateral in good repair, physical condition, working order and a state of good operating efficiency, subject to reasonable wear and tear, as would a prudent owner of comparable property conducting a similar business.

(m)	Environmental Compliance

The Borrowers shall:

(1)	Use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Contaminants in compliance with all applicable Environmental Laws;

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(2)	Immediately notify Lender and provide copies upon receipt of any written claim, compliant, notice or inquiry to the Borrowers relating to the release of Contaminants at any facility which would result in the Borrowers being in material non — compliance with any Environmental Law;

(3)	At all times maintain, if applicable, a reserve on its books for environmental liabilities in accordance with the requirements of the Accounting Standard, and

(4)	Provide such information and certifications which lender may reasonably and specifically request from time to time to evidence compliance with this section

(n)	Environmental Review

The Borrowers shall permit or cause to be permitted, at any and all reasonable times during normal business hours, a representative of Lender to visit and inspect the premises and assets of the Borrowers for the purposes of reviewing the environmental status thereof.

(o)	Observance of Agreements, etc.

The Borrowers shall observe and perform in a timely fashion all of its Obligations, the failure of which to perform or observe would have a material adverse effect on the Borrowers, and shall provide or cause to be provided to Lender copies of any written communications delivered to them by any of the other parties thereto alleging any default or threatening the exercise of any remedy thereunder.

(p)	Rectification of Defaults by Lender

In the event that Lender receives any notice of default or breach by the Borrowers of any term, covenant or condition in an agreement which default or breach, in the reasonable opinion of Lender, is likely to have a material adverse effect on the business or operations of the Borrowers, or upon a material portion of the Collateral, the Borrowers shall permit or cause to be permitted Lender to take any action as Lender in its reasonable opinion may deem necessary or desirable to rectify or prevent such default or breach notwithstanding that the existence of such default or breach or the nature or extent thereof may be questioned or denied by the Borrowers, including the absolute and immediate right to enter onto the property of the Borrowers or any part thereof to the extent that Lender deems necessary or desirable, but without taking possession thereof, to enable Lender to rectify or prevent any such default or breach, provided always that Lender shall not incur or be subject to any liability under any lease or contract by reason of having taken such action nor shall Lender have any obligation to take any action referred to in this subsection.

(q)	Insurance Proceeds

Any insurance proceeds arising from the damage or destruction of any assets of the Borrowers subject to and charged by the Security Documents in excess of $5,000,000 that are not used to replace or repair the damaged or destroyed asset shall be paid to Lender to be applied as a repayment of Indebtedness

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1.2	Negative Covenants

Until there is no Indebtedness outstanding, the Credit Facility and the Loans have been terminated and Lender has no commitment or obligation hereunder, the Borrowers will no without the prior written consent of Lender, such consent not to be unreasonably withheld:

(a)	Drawings and Withdrawals

Permit drawings and withdrawals by way of shareholder load reductions, dividends, salaries, bonuses, or any other withdrawals to exceed net income after repayment of current portion of long-term debt, including principal portion of capital lease payments, unless compliance with financial covenants set out herein is maintained pre and post transaction.

(b)	Agreements

Enter into any consulting agreement or contract with a shareholder or other non —arm’s length party or entity unless on prevailing market rates and the Borrowers disclose all such related party contracts and expenses annually as part of the annual review documentation.

(c)	No Amalgamation or Merger

Enter into any transaction (whether by way of amalgamation, merger, winding — up, consolidation, liquidation, dissolution, reorganization, transfer, sale, lease, or otherwise) whereby all or substantially all of the Borrowers’ undertaking properties, rights, or assets would become the property of any Person other than the Borrowers and provided that the Borrowers have received that prior written consent of Lender.

(d)	Change in Control of Borrowers

Issue any shares in the Borrowers’ capital stock (or securities convertible or exchangeable into any such shares) or any options to acquire shares or permit any transfer or any change in the ownership or control of any such shares (whether by sale, assignment, exchange, transfer, devise, bequest, amalgamation, reorganization, operation or law or otherwise) or take or permit any other action which would result in a Change in Control of the Borrowers or any Wholly-owned Subsidiary save and except where the Change in Control of the Borrowers or any Wholly — owned Subsidiary results from death, critical illness or disability of an individual ultimate owner of the Borrowers or a transfer of ownership interests in the Borrowers between the existing ultimate individual owner of the Borrowers

(e)	Environmental Damage

Cause or permit to be caused any environmental damage which would result in a material adverse change in the financial condition of the Borrowers.

(f)	Distributions

Declare or pay or make any Distributions, including any payment or repayment of principal, interest, fees or costs with respect to any subordinated debt, if such Distribution will result in an Event of Default.

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(g)	Material Change

Make any material change in the nature of the Borrowers’ business taken as a whole

(h)	Financial Year End

Change the Borrowers’ Financial Year end.

(i)	Limitations on Liens

Permit the creation, assumption or existence of any Lien upon any Collateral of a Borrowers excepts for Permitted Liens.

(j)	Limitation on Investment

Make, directly or indirectly, any investment except an investment made by the Borrowers or any Wholly — owned Subsidiary of the Borrowers in assets to be used by it or such Wholly — owned Subsidiary to carry on their Core Business

(k)	Limitation on Sale of Assets

Permit the sale, assignment, lease or other disposal of all or any party of the Borrowers’ business or property, whether now owned or hereafter acquired, provided however, that the Borrowers and their Wholly — owned Subsidiaries may do so, so long as no Default or Event of Default then exists or would result therefrom and:

(1)	(The assets sold, leased or otherwise transferred are done so in the ordinary course of business or consist of surplus or obsolete land and buildings, machinery, equipment and inventory; and

(2)	The assets sold, leased or otherwise transferred are done so for a consideration equal to at least the fair market value thereof and if such proceeds and are not utilized, within six (6) months, to acquire other assets for the Core Business, the such proceeds shall be applied as a reduction in the current amount owing under the Credit Facility

(l)	Creation of Subsidies

Not to create any Subsidiary unless such Subsidiary agrees to become a Borrower or Guarantor at Lender’s request.

(m)	Acquisitions

Acquire or enter into any agreement to acquire any shares or other securities or any other interest in any Person or any assets of any Person unless:

(1)	In the case of the acquisition of any shares, securities or other interest in any Person, the business of such Person is the same as the Core Business and in the case of acquisition of any assets of any Person, such assets are used and will continue to be used in the Core Business.

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Before making any such acquisitions or entering into any such agreement, the Borrowers shall have provided to Lender such pro forms financial information as Lender may require that shows that after such acquisition the Borrowers shall be in compliance with its respective covenants under the Documents for the four (4) fiscal quarters following the completion of such acquisition.

(n)	Indebtedness

Create, assume, issue or permit to exist, directly or indirectly, any Indebtedness except for Permitted Indebtedness

(o)	No Guarantees

Be or become liable, directly or indirectly, contingently or otherwise, for any obligation of any other Person by Guarantee except for any Guarantee which constitutes Permitted Indebtedness

(p)	Management Team

Change the Borrowers’ CEO without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(q)	Limitation on Hedging

Enter into any interest rate, foreign exchange, commodity or other hedging program for speculative purposes.

(r)	Change of Jurisdiction or Chief Executive Office; Relocation of Assets

Change the jurisdiction of organization or move the Borrowers’ registered office, principal place of business or chief executive office outside of the jurisdiction in which it was located as the Closing Date or the date of its acquisition or creation, as the case may be, and maintain, store or relocate Collateral at any location having a value in excess of $100,000 in the aggregate for all locations in any jurisdiction other than as disclosed in this Agreement as at the Closing Date, in each case, without the prior written consent of Lender not to be unreasonably withheld or delayed and, in each case, until lender shall have (A) taken all such steps necessary, if any, by Lender to ensure that perfected Liens, and (B) received such third party estoppel letters and opinions of counsel with respect thereto as Lender may reasonably require

2.	Demand and Acceleration

2.1	Events of Default

The right of the Borrowers to apply or further Advances shall cease, at the option of Lender, and all Obligations and Indebtedness hereunder or pursuant to any other Document, whether any such Obligation or Indebtedness is absolute or contingent, matured and/or unmatured, shall become immediately due and payable and the Security Documents shall become immediately enforceable when any of the following events (each such event an “Event of Default”) occurs:

(a)	Failure to Pay Principal

If the Borrowers fail to make payment when due to any principal amount of the indebtedness of the Borrowers to lender and is not cured within five (5) days after written notice of default

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(b)	Failure to Pay Interest or Fees

If the Borrowers fail to make payment, within five (5) days of when due of any interest or fee payable under this Agreement or any other Document.

(c)	False Representations

If any representation or warranty made or given by the Borrowers herein or in any Document is materially false or incorrect, or lacking in any material facts, at the time that it is made or give, so as to make it materially misleading.

(d)	Default in Covenants

If the Borrowers fail in the observance or performance of any of the terms, conditions, provisions, or covenants to be performed or observed by it hereunder or contained in any Document, and such Default shall have continued for a period of thirty (30) days after written notice thereof has been delivered to the Borrowers by Lender, or is not capable of being cured within such notice period, in which case an Event of Default shall have occurred upon the breach of such covenant without the requirement of notice or lapse of time.

(e)	Default in Obligations to another creditor

If the Borrowers are in default under any loan made by another financial institution or creditor.

(f)	Cross — Default

If the Borrowers shall default under or any other credit facility, loan or security agreement with Lender

(g)	Voluntary Proceedings

If:

(1)	The Borrowers cease, or threatens to cease, to carry on a material portion of their business

(2)	Any proceedings or filing is instituted or made by a Borrowers;

(a)	Seeking liquidation, winding — up, reorganization, arrangement, adjustment, compromise or composition of the Borrowers’ debt under any law relating to bankruptcy, insolvency or relief of debtors (including without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) where such liquidation, winding — up, reorganization, arrangement, adjustment, compromise or composition affects a material portion of its properties or assets; or

(b)	Seeking appointment of a receiver, trustee, liquidator, custodian or other similar official for the Borrowers where such appointment would affect a material portion of the Borrowers’ properties or assets; or

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(3)	If the Borrowers shall take any corporate action to authorize any of the actions set forth in this paragraph

(the term “material” in this section shall be determined bin respect to the Borrowers in accordance with the Accounting Standard, and on the basis of the most recent Financial Statements)

(h)	Involuntary Proceedings

If any proceeding or filing is instituted or made against the Borrowers:

(1)	Seeking liquidation, winding — up, reorganization, arrangement, adjustment, compromise or composition of the Borrowers’ debt under any law relating to bankruptcy, insolvency or relief of debtors (including without limitation the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)) where such liquidation, winding — up, reorganization, arrangement, adjustment, compromise or composition affects a material portion of its properties or assets; or

(2)	Seeking appointment of a Receiver, trustee, liquidator, custodian or other similar official where such appointment would affect a material portion of the property or assets of the Borrowers or a wholly — owned Subsidiary of the Borrowers

Unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings.

(i)	Appointment of Receiver

If a Receiver, liquidator, trustee, or other person or officer with like powers shall be appointed with respect to, or an encumbrancer shall take possession of, any material part of the properties or assets of the Borrowers.

(j)	Security

If any material provision of this Credit Agreement or any other Document is terminated or becomes illegal, invalid, prohibited or unenforceable in any relevant jurisdiction or any change created by the Security Documents shall not rank in priority to all other Liens on the undertaking, property and assets of the Borrowers with the exception of the Permitted Liens and any other security interests which, according to the terms of this Credit Agreement are allowed to rank in priority to or pari passu with the charges created by Security Documents

(k)	Judgements

If any final judgement of any court of competent jurisdiction or any final decision of any Government Authority is made of entered against the Borrowers which, in the reasonable opinion of Lender, will have a material adverse effect on:

(i)	The Borrowers; or

(ii)	The security created by the Security Documents

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(l)	Execution, Distress

If any execution, sequestration, distress, or other similar process of any court shall become enforceable against the Borrowers which, in the reasonable opinion of Lender, will have a material adverse effect on:

(i)	The Borrowers; or

(ii)	The security created by the Security Documents

(m)	Change of Control

If there is a Change in Control of the Borrowers or any one of them without the prior written consent of Lender

2.2	Rights Upon Event of Default

Upon the occurrence of an Event of Default that is continuing and after the expiry of any applicable cure period, Lender and a Receiver, as applicable, will to the extent permitted by law have the following rights:

(a)	Appointment of Receiver

Lender may by instrument in writing appoint any Person as a Receiver of all or any part of the Lands and Collateral. Lender may from time to time remove or replace a Receiver or make application to any court or competent jurisdiction for the appointment of a Receiver. Any receiver appointed by Lender will (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the Borrowed agent as the case may be. Lender may from time to time fix the Receiver’s remuneration and the Borrowers will pay Lender the amount of such remuneration. Lender will not be liable to the Borrowers or any other Person in connection with appointing or not appointing a Receiver or in connection with the Receiver’s actions or omissions.

(b)	Dealings with the Collateral

Lender or a Receiver may take possession of all or any part of the Lands and Collateral and retain it for as long as Lender or the Receiver considers appropriate, receive any rents and profits from the Lands and Collateral, carry on (or concur in carrying on) all or any part of the Borrowers’ business or refrain from doing so, borrow on the security of the Collateral, repair the Lands and Collateral, process the Collateral, prepare the Lands and Collateral for sale, lease or other disposition, and sell or lease (or concur in selling or leasing) or otherwise dispose of the Lands and Collateral on such terms and conditions (including among other things by arrangement providing for deferred payment) as Lender or the Receiver considers appropriate. Lender or the Receiver may (without charge and the exclusion of all other Persons including the Borrowers) enter upon any place of business of the Borrowers. Without limitation Lender or Receiver may enter upon any such place of business for the purpose of exercising remedies in relation to the Collateral that is personal/movable property have done so.

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(c)	Realization

Lender or a Receiver may use, collect, sell, lease or otherwise dispose of, realize upon, or release to the Borrowers or other Persons and otherwise deal with, the Lands and Collateral in such manner, upon such terms (including among other things by arrangement providing for deferred payment) and such times as Lender or the Receiver considers appropriate. Lender or the Receiver may make any sale, lease or other disposition of the Lands and Collateral in the name of and on behalf of the Borrowers. In addition to the foregoing, the Receiver shall have all rights, powers and authorities granted to Lender or Lender under any Security Document as if all such rights, powers and authorities were set out and repeated herein, together with such additional rights, powers and authorities as may be necessary or desirable to enable Lender and the Receiver to effectively realize upon any Lands and Collateral. No such right, power or authority will be exclusive or of dependent upon or merge in any other right, power or authority and one or more of such rights, powers and authorities may be exercised independently or in combination from time to time.

(d)	Application of Proceeds After Default

All Proceeds of Lands and Collateral received by Lender or a Receiver may be applied to discharge or satisfy any expenses (including among other things the Receiver’s remuneration and other expenses of enforcing Lender’s or any other Lender’s rights under this Credit Agreement). Liens, borrowings, taxes and other outgoings affecting the Lands and Collateral or which are considered advisable by Lender or the Receiver to preserve, repair, process, maintain or enhance the Collateral or prepare it for sale, lease or other disposition, or to keep in good standing any Liens on the Lands and Collateral ranking in priority to any Lien created by the Security or to sell, lease or otherwise dispose of the Lands and Collateral. The balance of such Proceeds will be applied to the Obligations in such manner and at such times as Lenders consider appropriate and thereafter will be accounted for as required by law.

2.3	Appropriation of Funds

The Borrowers agree that Lender may from time to time appropriate all monies realized by Lender from the enforcement of any security document on or towards the payment of the indebtedness of the Borrowers to Lender or such part thereof as Lender in their sole discretion may determine, and the Borrowers shall have no right to require or enforce any appropriation inconsistent therewith, and Lender shall have the right to change the application of any such proceeds and re-apply the same to any part or parts of the indebtedness as Lender may see fit notwithstanding any previous application.

2.4	Rights Under PPSA

Before and after an Event of Default, Lender or a Receiver will have, in addition to the rights specifically provided in this Credit Agreement, the rights of a secured party under the PPSA as well as the rights recognized at law and in equity.

2.5	Deficiency

The Borrowers will remain liable to Lender for payment of any Indebtedness that remains outstanding following realization of all or any parts of the Land and Collateral

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2.6	Lender not Liable

Neither Lender nor any Receiver will be liable to the Borrowers or any other Person for any failure or delay in exercising any of its rights under this Agreement or under any Security Document (including among other things any failure to take possession of, collect, or sell, lease or otherwise dispose of, any Lands and Collateral). Neither Lender, any Receiver or any agent of Lender (including, in Alberta, any sheriff) is required to take, or will have any liability for any failure to take or delay in taking, an steps necessary or advisable to preserve rights against other Persons under any Chattel Paper, Securities or Instrument (as those terms are respectively defined in the PPSA) in possession of Lender, a Receiver or their respective agents.

2.7	Remedies Cumulative

It is expressly understood and agreed that the rights and remedies of Lender under the Documents are cumulative and are in addition to and not in substitution of any rights or remedies provided by law and any single or partial exercise by Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shell not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement which contained and any indulgence granted by Lender shall be deemed not to be a waiver of any subsequent default. In the event that Lender shall have proceeded to enforce any such right, remedy or power on the Documents and such proceedings shall have been discontinued or abandoned for any reason by written agreement between Lender and the Borrowers, then in each such event the Borrowers and Lender shall be restored to their former positions and the rights, remedies and powers or Lender shall continue as if no such proceedings have been taken.

3.	Representations and Warranties

3.1	Representations and Warranties

The Borrowers make and give the following representations and warranties to Lender, upon each of which Lender has relied in entering into this Credit Agreement, and each oh which will be deemed to be repeated o each Advance:

(a)	Incorporation and Corporate Powers

The Borrowers are duly incorporated, organized or formed pursuant to the laws of its organization or formation, is properly registered in every jurisdiction they do business and is current in all of their corporate filing, and have all necessary power and authority to won or lease their properties and assets and to carry on their business as now being conducted by them, and to authorize, create, execute, deliver and perform all of their respective obligations under the Documents to which they is a party in accordance with its respective terms.

(b)	Licenses

The Borrowers have obtained all material licenses, permits, registrations, and approvals necessary to own their properties and assets and to carry on their business in each jurisdiction in which they do so, except where the failure to do so would not have a material adverse effect.

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(c)	Due Authorization and No Conflict

The Borrowers have taken or have caused to be taken all necessary action to authorize the creation, execution, delivery and performance of this Credit Agreement, the other Documents and all other instruments contemplated hereunder and no such action requires the consent or approval of any Governmental Authority or any other Person, nor is any such action in contravention of or in conflict with any applicable law, rule or regulation, or the articles, by-laws, partnership agreement or resolutions of directors, members or partners or members agreement of the Borrowers, or the provisions of any judgement, order, indenture, instrument, agreement or undertaking to which the Borrowers are a party, or by which their assets or properties are bound, except where the failure to do so would not have a material adverse effect.

(d)	Compliance with Law

The Borrowers are not in violation of any terms of their articles or incorporation, amalgamation or formation, partnership agreement, by-laws, resolutions of directors, members or partners, members agreement, or any law, regulation, rule, and applicable to them, the violation of which would have a material adverse effect upon the financial condition, property, assets, operations or business of the Borrowers.

(e)	Enforceability

Each of the Documents will, when executed and delivered, constitute legal, valid and binding obligations of each party thereto (other than Lender) enforceable against each such party in accordance with the terms thereof.

(f)	Taxes

The Borrowers have filed all tax returns required to be filed by them with any Government Authority and have paid all Taxes which were due and payable and all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by them on or before he date of this Credit Agreement, and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any tax, governmental charges, penalties, interest or fines against it other than waivers of the normal reassessment period; there are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Borrowers which, not resolved in favour of the Borrowers, would result in a material liability of the Borrowers, in respect of taxes, governmental charges, penalties, interest, fines, assessments and reassessments or any matters under discussion with any Governmental Authority relating to Taxes, governmental charges, penalties, interest, fines or assessments and reassessments asserted by any such authority which, if not resolved in favour of the Borrowers, would result in a material liability of the Borrowers, and the Borrowers have withheld from each payment to their present and former officers, directors, and employees the amount of all Taxes and other amounts, including but not limited to, income tax and other deductions, required to be withheld therefrom, and have paid the same or will pay the same when due to the proper tax or other receiving officers within the time required under the applicable tax legislation.

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(g)	No Litigation

There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Borrowers, threatened against or adversely affecting the Borrowers in any court or before any federal, provincial, municipal or governmental department, commission, board, tribunal, bureau or agency, whether Canadian or foreign, or before any arbitrator, which might, if not resolved in favour of the Borrowers, materially adversely affect the financial condition, property, assets, operations or business of the Borrowers, or the ability of the Borrowers to perform their obligations pursuant to any Documents to which they are a party.

(h)	No Defaults or Events of Defaults

No Default or Event of Default has occurred and is continuing.

(i)	Financial Statements

The Financial Statements of the Borrowers which have been furnished to Lender have been duly prepared in accordance with the Accounting Standard and fairly present the financial condition and the results of the operations of the Borrowers and their Subsidiaries as applicable, and disclose all liabilities, contingent, absolute or otherwise, required to be disclosed therein.

(j)	Title

The Borrowers have good and marketable title to all of their property and assets including, without limitation, the lands owned by them (including the Lands), other than property leased or licensed to them, free and clear of any Lien, subject only to Borrowers’ interest in any of such properties, including leased or licensed properties, out of the ordinary course of business.

(k)	Priority of Security

The security documents create assignments, fixed and specific mortgages and charges, floating charges, pledges, security interests or hypothecs, as applicable, on the undertaking, property and assessment of the Borrowers purported to be mortgaged, hypothecated and charged thereby, and rank in priority, save and except as specifically agreed to by Lender, to all other registered Liens with the exceptions of Permitted Liens and any other Liens which, according to the terms of this credit agreement, are allowed to rank in priority to or pari passu with the security created pursuant to the securities documents.

(l)	Environmental Compliance

(1)	all facilities and property owned by the Borrowers including, without limitation, the Lands pledged as security under the documents have been maintained in material compliance with all Environmental Laws;

(2)	there have been no past, and there are no pending and, to the best of the knowledge of the Borrowers, there are no;

(a)	written claims, complaints, notices of violation or requests for information received by the Borrowers or their Wholly-owned subsidiaries from any governmental authority with respect to any alleged violation of any Environmental Law; Or

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(b)	written complaints, notices or inquiries to the Borrowers regarding potential liability of the Borrower under any Environmental Law; that, in any case, could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers;

(3)	there have been no releases of Contaminants at, on or under any property owned by the Borrowers at any time while owned by the Borrowers that, singly or in the aggregate, have, or may reasonable be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers;

(4)	the Borrowers have been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and required under any applicable Environmental Laws in connection with the operation of their businesses;

(5)	no property now or previously owned by the Borrowers including, without limitation, the Lands, is listed or, to the knowledge of the Borrowers, proposed for listing on any publicly published and promulgated federal or provincial governmental list of sites requiring investigation clean up;

(6)	there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned by the Borrowers including, without limitation, the Lands, that, singly or in the aggregate, have, or may reasonable be expected to have, a material adverse effect on the financial condition, operations, assets, business properties or prospects of the Borrowers;

(7)	the Borrowers have not directly transported or directly arranged for the transportation of any Contaminant to any location except in compliance with Environmental Law;

(8)	no property of the Borrowers is the subject of federal, provincial or local enforcement actions or other investigations which may lead to claims against the Borrowers or any Wholly-owned Subsidiary of the Borrowers for any remedial work, damage to natural resources or personal injury; and

(9)	there are no polychlorinated biphenyls or friable asbestos present at any property owned by Borrowers including, without limitation, the Lands, that, singly or in the aggregate, have or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrowers.

(m)	Location of Chief Place of Business / Chief Executive Office / Head / Registered Office

The chief place of business / chief executive office of the Borrowers within the meaning of the PPSA and the head / registered office is the location indicate on the first page of the Credit Agreement.

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(n)	Employee Claims

There are no claims against the Borrowers, brought by the Borrowers’ employees, arising from salary or benefits, which would rank pari passu with, or prior to, the charges created pursuant to the Security Documents.

(o)	Pension Plans

All pension and benefit plans maintained by the Borrowers, if any, are in good standing and no steps have been taken to terminate any such plan. All premiums, contributions and other amounts required to be paid or accrued under applicable law or any agreement had been paid or accrued as required.

(p)	Full Disclosure

None of the information and material delivered to the Lender by or on behalf of the Borrowers contains any untrue statement of a material fact or has omitted a material fact necessary to make the statements contained therein not materially misleading, and all such statements, taken as a whole, together with this Credit Agreement do not constrain any untrue statement of a material fact or omit a material fact necessary to make statements contained herein or therein not materially misleading. There is no fact which the Borrowers have not disclosed to Lender in writing, which is materially adversely affects the assets, liabilities, affairs, business, prospects, operations or conditions, financial or otherwise of any operations or conditions, financial or otherwise of the Borrowers or any of their respective Wholly owned Subsidiaries or the ability of such person to perform its obligations under the Documents.

3.2	Survival of Representations and Warranties

All representations and warranties of the Borrowers as set forth herein shall survive any Advance and shall continue until this Credit Agreement has been fully performed and all indebtedness of the Borrowers to Lender has been repaid and satisfied in full.

4.	Change in Circumstances and indemnities

4.1	Losses

The Borrowers shall, from time to time, fully indemnity and hold Lender, and its directors, officers, employees and agents harmless from and against any and all costs, losses, expenses, damages or liabilities which such party may sustain or incur as a direct result of, without duplication:

(a)	the failure of the Borrowers to utilize the Loans in the manner specified herein (including if such failure was caused by the failure of the Borrowers to meet all conditions precedent except those conditions which have been waived by Lender in writing);

(b)	the failure of the Borrowers to pay any sum on its due date or within any cure period whichever is later; or

(c)	any Default or Event of Default.

Without prejudice to the generality of the foregoing, the foregoing indemnity shall extend to any loss, premium, penalty or expense which may be incurred by the Lender in liquidating deposits from third parties acquired to make, maintain or fund an Advance or any part thereof or any amount due or to become due under this Credit Agreement.

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4.2	Environmental Indemnity

(a)	The Borrowers shall at all times indemnity and hold Lender and its directors, officers, employees and agents harmless against and from any and all claims, liabilities, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, of any nature whatsoever suffered or incurred by any such party (including any reasonable costs and expenses of defending or denying same) whether upon realization under the Security Documents, or as lender to the Borrowers, or as successor to or assignee of any right or interest of the Borrowers. or as a result of any order, investigation or action by any Governmental Authority relating to the Borrowers or their businesses or assets, or as mortgagee in possession, or as successor-in-interest to the Borrowers by foreclosure deed or deed in lieu of foreclosure, under or on account of any Environmental Law with respect to the Borrowers assets or businesses including, without limitation, the assertion of any lien thereunder, with respect to:

(i)	the release, discharge or emission of a Contaminant on the Lands, the threat of the release, discharge or emission of any Contaminant on the Lands, or the presence of any Contaminant on the Lands;

(ii)	any costs of removal or remedial action on the Lands incurred by any Governmental Authority or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources with respect lo Contaminants on the Lands, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Law with respect to Contaminants on the Lands;

(iii)	liability for personal injury or property damage arising under any statutory or common law tort theory with respect to Contaminants on the Lands, including, without limitation, damages assessed for the maintenance of a public or private nuisance or for the carrying on of a dangerous activity; or

(iv)	any other environmental matter within the jurisdiction of any Governmental Authority with respect to Contaminants on the Lands.

(b)	The Borrowers acknowledge that Lender has agreed to make the Credit Facility available in reliance upon the Borrowers indemnity in this paragraph. For this reason, it is the intention of the Borrowers, and Lender that the provisions of this paragraph shall supersede any other provisions of this Credit Agreement or any other Document which might in any way limit the liability of the Borrowers and that the Borrowers shall be liable for any obligations arising under this paragraph even it the amount of liability incurred exceeds the amount of the Credit Facility outstanding at any time, provided that the Borrowers and Lender may enter into a mutually accepted agreement to limit such liability.

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(c)	This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action, and shall apply irrespective on any indulgence granted by Lender from time to time. A separate action or actions may be brought and prosecuted against the Borrowers in respect of this indemnity, whether or not any action is brought against any other person or whether or not any other person is joined in such action or actions.

4.3	Survival

The obligations of the Borrowers under this paragraph shall survive the payment of all Advances and the cancellation or termination of the Credit Facility.

5.	Release of Information

The Borrowers authorize Lender to obtain credit or other information about the Borrowers, and the collateral from, and to allow Lender to, during the term of the Credit Facility, exchange such information

(a)	any financial institution, credit reporting agency, rating agency, credit bureau, governmental body. or regulatory authority; and

(b)	anyone with whom the Borrowers may have or propose to have financial dealings The Borrowers also agree that Lender may use loan information lor Lender’s internal research and marketing purposes and that Lender may contact the Borrowers regarding our other products and services offered by Lender.

6.	Account Review and Right to Amend

The Loans may be reviewed periodically. For all Loans, any default may result in, but not be limited to, future disbursements being restricted, an adjustment of interest rate, fees being charged or a Change in the repayment terms of the Loans.

7.	Extension of Loans

Extensions may be requested by the Borrowers. Extensions will be granted at the discretion of Lender. If there is no written agreement in force extending or altering the terms of the loan contract on the balance due date and Lender is not taking steps to recover the Loans or has not advised the Borrowers that the Loans will not be extended, the Loans may be automatically extended on the following terms:

(a)	the applicable loan extension fee will be charged to the Borrowers’ loan account;

(b)	the payment periods will be the same;

(c)	the interest rate and term will be those stated in a communication that Lender will send the Borrowers prior to the balance due date, and

(d)	Lender will advise the Borrowers of the interest rate and required payment amounts.

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8.	Assignment and Participation

8.1	Benefit of Agreement

This Credit Agreement shall enure to the benefit of and be binding on the parties hereto. their respective successors and any permitted assignee or transferee of the parties’ rights or obligations hereunder.

8.2	Assignment by Borrowers

This Credit Agreement shall be binding upon and enure to the benefit of the Borrowers and their successors and permitted assigns, provided that neither the rights nor obligations of the Borrowers hereunder may be assigned by them without the prior written consent of Lender which may be refused in the absolute discretion of Lender.

8.3	Assignment by Lender

From time-to-time the Lender may sell or assign all or any part of its rights under this Credit Agreement to a financial institution resident in North America and the Lender shall be released and discharged from its obligations hereunder. For the purposes of any such assignment the Lender may disclose on a confidential basis to a potential assignee such information about the Borrowers as Lender may see fit. The Borrowers agree to execute and deliver, at the request and expense of the Lender, such deeds, documents, instruments, and assurances as the Lender may reasonably request in connection with any such assignment.

9.	Miscellaneous

9.1	Performance by the Lender

If the Borrowers fail to perform any of their obligations under any Document, Lender may, but shall not be obligated to, perform any or all such obligations, and all costs, charges. expenses, fees, outlays and premiums incurred by Lender in connection with such performance shall be payable by the Borrowers forthwith upon demand by Lender and shall bear interest from the date incurred by Lender at the highest rate provided lor herein, calculated and compounded monthly and payable on demand, with interest on overdue interest at the same rate. Any such performance by Lender shall not constitute a waiver by Lender of any right, power, or privilege under this Credit Agreement or any Document.

9.2	Non-Merger

The taking of a judgment or judgments (other than a final order of foreclosure) or any other action or dealing whatsoever by Lender in respect of any security created by the Security Documents shall not operate as a merger of any Indebtedness or liability of the Borrowers or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which Lenders may have in connection with such liabilities, and the surrender, cancellation or any other dealings with any security for such liabilities shall not release or affect the liability of the Borrowers hereunder or under any Security Document held by the Lender.

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9.3	Appropriation of Funds

The Borrowers agree that Lender may from time to time appropriate all monies realized by Lender from the enforcement of any Security Document on or towards the payment of the Indebtedness of the Borrowers to Lender hereunder or such part thereof as Lender in their sole discretion may determine, and the Borrowers shall have no right to require or enforce any appropriation inconsistent therewith, and Lender shall have the right to change the application of any such proceeds and re-apply the same to any part or parts of the Indebtedness as Lender may see fit notwithstanding any previous application.

9.4	Notice

Any notice or other communication which may be or is required la be given or made pursuant to this Credit Agreement shall, unless otherwise expressly provided herein, be in writing and shall be deemed to have been sufficiently and electively given it signed by or on behalf of the party giving notice and delivered or transmitted by Telecopier to the party for which it is intended:

(1)	Communications sent to the Borrowers shall be addressed to them at the address indicated on the first page of this Credit Agreement.

(2)	Communications sent to the Lender shall be addressed to it at:

JVR Holdings

23955 Prince Albert Rd

Chatham, Ontario, Canada

N7L 0G1

Fax No. (519) 352-4280

Any notice or communication which may or is required to be given or made shall be made or given as herein provided or to such other address or lo such other officer as a party may from time lo time advise the other parties hereto by notice in writing as aforesaid and shall not be deemed received until actual receipt thereof by the party to whom such notice is given except it sent by telecopier, in which case it shall be deemed received on the Banking Day next following the date of transmission.

9.5	Statements and Reports

Except as otherwise provided herein, all statements, reports, certificates, opinions. appraisals and other documents or information required to be furnished to Lender by the Borrowers under this Credit Agreement shall be supplied by the Borrowers without cost to Lender.

9.6	Approvals

Where in this Credit Agreement any matter is subject to the consent or approval of the Lender. The Lender will make a determination or assessment of the materiality of any event or circumstance, such consent, approval, determination or assessment shall be made by the Lender acting reasonably, as the case may be, acting in good faith, unless otherwise expressly provided herein.

9.7	Invalidity of Provisions

Any provision of this Credit Agreement which is prohibited by the laws of jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without Invalidating the remaining terms and provisions hereof and no such invalidity shall affect the obligation of the Borrowers to repay the Loans.

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9.8	Governing Law

This Credit Agreement has been made in the state where the first-listed Borrowers (as indicated in Section 1 of this Credit Agreement) chief place of business/chief executive office or head/registered office is located, and shall be construed, interpreted and performed in accordance with the laws of that state and the applicable laws of the United States of America.

9.9	Time of Essence

Time is of the essence of this Credit Agreement, and any forbearance by the Lender of the strict application of this provision shall not operate as a continuing or subsequent forbearance.

9.10	Further Assurances

The Borrowers shall from time to time and at all times hereafter, upon every reasonable request of the Lender, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of Lender, acting reasonably, for implementing and carrying out the true intent and meaning of this Credit Agreement.

9.11	Entire Agreement

This Credit Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties. covenants or undertakings made by Lender other than those set forth in the Documents. No amendment, modification or termination of the Documents shall be effective unless made in writing and signed by the party intended to be bound thereby.

9.12	Conflict

In the event that there is any conflict or inconsistency between the provisions contained in this Credit Agreement and the provisions contained in any other Document, such that the conflicting or inconsistent provisions cannot reasonably co-exist, then the provisions of this Credit Agreement shall govern and shall override the provisions contained in such other Document.

9.13	Counterparts

This Credit Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together constitute but one and the same agreement; any party may execute this Credit Agreement by signing any counterpart of it. This Credit Agreement lo the extent signed and delivered by means of electronic transmission (including, without limitation, facsimile and Internet transmissions), shall be treated in all manner and respects as an original agreement and should be considered to have the same binding legal affect as if it were the original signed version thereof delivered in person.

9.14	Relationship to Parties

The provisions contained in this Credit Agreement shall not create or be deemed to create any relationship as between the Borrowers and Lender other than that of borrower and lender.

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9.15	Amendments

This Credit Agreement may not be amended or modified in any respect except in accordance with the provisions hereof, however, the Borrowers hereby agree to make such amendments to this Credit Agreement as may be reasonably requested by Lender to facilitate the granting by Lender of participations or assignments, provided that no such amendment shall have the effect of increasing any costs payable by the Borrowers hereunder or increasing the obligations of the Borrowers hereunder.

9.16	Review

Lender shall conduct an annual review prior to July 30 of each year with respect to the Borrowers, and any other matters related to this Credit Agreement as reasonably determined by Lender. The Borrowers agree to accept changes to the Credit Agreement including the terms of the Credit Facility and the Loans, the Security for the Credit Facility and the Covenants of the Borrowers requested by Lender and the Borrowers agree to make, do, execute and deliver or cause to be made, done, executed and delivered, upon reasonable request of Lender, all such information, assurances and things as may be necessary in the opinion of each of Lender and the Borrowers, acting reasonably, to satisfactorily complete the above referenced annual review.

9.17	Confidentiality

Lender agrees to use reasonable efforts to ensure that any financial statement or other information relating to the business, assets or condition, financial or otherwise, of the Borrowers which may be delivered lo Lender pursuant to this Credit Agreement which is not publicly tiled or otherwise made available to the public generally (and which is not independently known to Lender) will, to the extent permitted by law, be treated confidentially by Lender and will not, except with the consent of the Borrowers, be distributed or otherwise made available by Lender to any Person other than Lender’s employees, authorized agents, counsel or other representatives (provided such other representatives have agreed to keep all information confidential) required, in the reasonable opinion of Lender, to have such information. Lender is hereby authorized to deliver a copy of any financial statement or other information relating to the business, assets or financial condition of the Borrowers which may be furnished to it under this Credit Agreement or otherwise, to (i) any actual or potential participant or assignee provided notice thereof is given to the Borrowers and the participant or assignee agrees to keep all such information confidential in accordance with the provisions hereto; (i) any court, regulatory body or agency having jurisdiction over Lender pursuant to any court order requiring such information to be given by it, provided that where Lender receives such an order, Lender shall, to the extent it is reasonably able to do so and it is appropriate in the circumstances, advise the Borrowers of the order prior to disclosing such information; and (iii) any Affiliate of Lender required, in the reasonable opinion of Lender, lo have such information such Affiliate agrees to keep all such information confidential in accordance with the provisions hereof.

9.18	Evidence of Debt

The Indebtedness of the Borrowers under this Credit Agreement shall be evidenced by the records of Lender which shall constitute proof of ach Indebtedness, absent manifest error.

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9.19	Joint and Several Liability

In the event there is more than one person constituting the Borrowers, all covenants, representations and warranties of the Borrowers as contained in this Credit Agreement shall be deemed to be joint and several in favor of Lender.

9.20	Currency

Unless otherwise expressly stated, all monetary amounts set out herein refer to the lawful money of the United States.

9.21	Words and Phrases

Where the context so requires, words importing the singular include the plural, and vice versa, and words importing gender include the masculine, feminine and neuter genders.

9.22	Headings and Table of Contents

The table of contents and the headings of all articles, sections and paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Credit Agreement.

9.23	Accounting Practices

In the event of any change in Accounting Standards or practices used by a Borrowers including any change resulting from a change in Accounting Standards made alter the Closing Date, or the adoption of International Financial Reporting Standards by the Borrowers, which, in any material respect, changes, or results in a change in the method of calculation of, or has an impact on, any financial covenant, financial ratio, term or provision applicable to the Borrowers, as determined by Lender acting reasonably, the Borrowers and Lender (with the approval of Lender) will negotiate in good laith to revise (il applicable) such financial covenant, financial ratio, term or provision. It the Borrowers and Lender are unable to agree upon revisions to such financial covenant, financial ratio, term or provision, the Borrowers shall continue to provide Financial Statements, certificates and other information required under this Agreement in accordance with the Accounting Standard as they exist on the Closing Date and all financial covenants, financial ratios, terms and provisions shall be applied, calculated and interpreted in accordance with the Accounting Standard as they exist on the Closing Date

9.24	Computation of Time Periods

The computation of any time period referred to herein which is not a defined term shall exclude the day of the occurrence of the event lo which the period relates and shall include the last day of such period. Unless otherwise specifically provided herein in the event that any time period referred to herein ends on a day which is not a Banking Day, such time period shall be deemed to end on the next following Banking Day.

9.25	Extended Meaning

A reference to any one or more of the parties to this Credit Agreement shall be deemed to be a reference to the respective successors and permitted assigns of such party, as the case may be.

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9.26	Statutory References

References herein to any statute or any provision thereof includes such statute or provision thereof as amended, revised, re-enacted and/or consolidated from lime to time and any successor statute thereto or other legislation in pari passu material therewith.

9.27	Certificates and Opinions, etc.

Whenever the delivery of a certificate or opinion is a condition precedent to the taking of any action by Lender under any Document, the truth and accuracy of the facts and opinions stated in such certificate or opinion shall in each case be conditions precedent to the right of the Borrowers to have such action taken, and each statement of fact contained therein shall be deemed to be a representation and warranty of the Borrowers for the purpose of this Credit Agreement. Whenever any certificate is to be delivered by the Borrowers, such certificate shall be signed on behalf of the Borrowers by a senior officer of the Borrowers.

9.28	Determinations by Borrowers

All provisions contained herein requiring the Borrowers to make a determination or assessment of any event or circumstance or other matter lo the best of its knowledge shall be deemed to require the Borrowers to make all inquiries and investigations as may be necessary or reasonable in the circumstances before making any such determination or assessment.

9.29	Borrowers’ Declaration

Lender does not lend to Individuals or businesses who:

(a)	willfully neglect applicable operating laws and regulations; engage in any money laundering activities or

(b)	are involved in financing terrorist activities; or are involved in illegal or other activities that could harm Lender’s reputation

The Borrower must disclose in writing to Lender il they:

(a)	anticipate or are involved in any legal action, or any proceedings before any court. tribunal, board or agency or there are any unexecuted judgments rendered against them;

(b)	are in default under any material contracts that affect their business or assets; have declared bankruptcy (discharged or undischarged) or have been the subject of other insolvency proceedings or proposals

(c)	have been in arrears in the payment of income, business or property taxes, income tax, sales tax, payroll deductions, or similar payment obligations; have been convicted of a criminal offence (except for a conviction for which a pardon has been granted):

(d)	have undergone any type of investigation or have been accused or convicted of any offenses related to fraud, money laundering or terrorist financing: or

(e)	are aware of any of their directors, officers, shareholders, or partners being involved in any of the preceding issues, as applicable.

If the Borrower fails to conduct his business in line with the integrity commitments and required disclosures set out above, Lender may consider this to be an event of default or cause lo end any contractual relationship between the borrower and Lender. Specifically, Lender may decline to provide further financial services or make any further loan disbursements, terminate their loan(s), demand immediate repayment of any outstanding loan balance or other amount due by the Borrower, or enforce Lender’s interest in any property pledged to secure their loan.

By signing above, the Borrowers agree that:

(a)	They have read and affirm the integrity declaration;

(b)	They consent to Lender’s collection, use, and disclosure of their personal information in the manner and for the purposes described above;

(c)	They know of no reason Lender may have any concern with their business

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Schedule C - Definitions

In this Credit Agreement, unless the context otherwise requires, the following terms shall have the meaning set out below:

(1)	“Accounting Standard” means (i) Canadian Generally Accepted Accounting Principles with respect to the Borrowers that reports its financial statements using such principles; or (ii) International Financial Reporting Standards with respect to the Borrowers that reports its financial results using such standards

(2)	“Advance” means an advance as permitted under this Credit Agreement, and “Advances” means all such advances as permitted under the Loans.

(3)	“Affiliate” means with respect to any person, any person which, directly or indirectly, controls or is controlled by or is under common control with such person and for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) shall have the meaning set forth in the Canada Business Corporations Act as amended, revised, replaced or re-enacted from time to time;

(4)	“Amortization Period” means that period of time commencing with the first principal payment at the end of the interest deferral period and is the actual number of years required to pay the Principal Sum in full;

(5)	“Balance Due Date” means the end of the interest term when the balance of the Loan, including any unpaid Deferred interest, is due and payable;

(6)	“Banking Day” means a day other than Saturday or Sunday, on which the Lender’s corporate office in Chatham, Ontario, Canada, is open for normal business;

(7)	“Capital Expenditures” means any and all expenditures incurred in connection with the acquisition, whether by way of purchase, lease or otherwise, of capital property;

(8)	“Change in Control” means:

(a)	with respect to the Borrowers, any change, direct or indirect, in the capital stock, units or beneficial interest, as the case may be, of the Borrowers;

(b)	with respect to each of the Subsidiaries of the Borrowers any change, direct or indirect, which would result in a Borrowers no longer controlling a Subsidiary;

(9)	“Closing Date” means July 1, 2024 or such other date as agreed to by the parties:

(10)	“Collateral” means any and all personal property now owned or hereafter acquired by the Borrowers and all Proceeds thereof, including without limitation all property upon which the Lender has, or is entitled to have, or may hereafter have, any Lien under or pursuant to any of the Security Documents;

(11)	“Contaminant” means any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or Contaminants or other like substances or material regulated by any Environmental Law;

(12)	“Core Business” means agri-business including without limitation, businesses related to or ancillary to the agricultural and food processing industries and the current operations of the Borrowers and Wholly-owned Subsidiaries;

(13)	“Default” means any event or circumstance that with the passage of time or giving of notice to the Borrowers would be an Event of Default;

(14)	“Deferred Interest” means all the unbilled interest that accrues during the Deferral Period;

(15)	“Deferral Period” means the term of these Loans during which there is either:

(a)	a partial payment of accrued interest, or

(b)	no payment

(16)	“Distributions” means all dividends or other distributions to members, Subsidiaries, Connected Companies, Related Companies, partners or other person (Including for greater certainty all management fees), redemptions or repurchases of shares or units or repayment of any members, Subsidiaries, Connected Companies, Related Companies, partners or trustees loans or any other like payment to members, Subsidiaries, Connected Companies, Related Companies, partners or trustees, whether made in cash or by transfer of property;

(17)	“Documents” means, collectively, this Agreement and the Security Documents;

(18)	“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

(19)	“Environmental Law” means any federal, provincial, state, municipal or local law, statute, regulation, treaty, order, judgment, decree, ordinance, official directive or authorization, relating to the environment, occupational health and safety, or any Environmental Activity;

(20)	“Equipment” means any goods that are not Inventory or consumer goods including all attachments, accessories and accessions thereto;

(21)	“Financial Statements” means those statements and accounts to be provided by the Borrowers to the Lender, as set out in Section 3.2 of this Agreement and Schedule B;

(22)	“Financial Year” means, with respect to the Borrowers, the 12-month fiscal period on which the Borrowers reports their annal financial results in accordance with the Accounting Standards;

(23)	“Governmental Authority” means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing;

(24)	“Greenhouse Equipment” means all present and after-acquired fixed and moveable equipment integral to the Borrowers’ greenhouse business including but without limitation heating systems including boilers and backup fuel storage, climate control systems including computers, fans, weather monitoring and temperature controls. watering, nutrient delivery and recovery systems including computers, injectors, storage tanks and troughs, electrical systems including electrical generators and lighting systems, air compressors, CO2 burners and delivery systems, track systems and all accessories, additions and accessions thereto;

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(25)	“Indebtedness” means all debt and liabilities of the Borrowers to the Lender arising or incurred pursuant to this Credit Agreement or the other Documents whether present or future, direct or indirect, matured or not, absolute or contingent, including, without limitation, all principal, interest, fees, charges and expenses required to be paid by the Borrowers hereunder or pursuant to the other Documents;

(26)	“Initial Advance” means the initial Advance as permitted under the Credit Facility;

(27)	“Inventory” means all goods acquired or held for sale or lease or furnished or to be furnished under contracts of rental or service, raw materials, work in progress, finished goods, returned goods, repossessed goods, livestock and the young thereof alter conception and crops and timber, and packaging materials, supplies and containers relating to or used or consumed in connection with any of the foregoing;

(28)	“Lands” means all real property now owned or hereafter acquired by Bright Green Corporation and all Proceeds thereof, including without limitation all real property, upon which lender has, or is entitled to have, or may have, any mortgage or lien under or pursuant to any of the Security Documents;

(29)	“Lien” means any mortgage, hypothec, title retention, prior claim, pledge, lien, right of set-off/compensation, charge, security interest or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising;

(30)	“Materially” and “Material” when used to quality the impact or outcome of an event on the financial condition or business prospects of the Borrowers, it applicable, in accordance with the Accounting Standard:

(31)	“Obligations” means all covenants, agreements, liabilities and obligations of the Borrowers to Lender under or in connection with this Credit Agreement and the other Documents, including but not limited to all Indebtedness, whether arising from dealings between Lender and the Borrowers or from any other dealings or proceedings by which Lender may be or become in any manner whatever creditors of the Borrowers or any Subsidiaries under or in connection with the Documents and wherever incurred, and whether incurred by the Borrowers alone or with another or others and whether as principal or surely, and all interest, fees, legal and other costs, charges and expenses related thereto;

(32)	“Permitted Indebtedness” means:

(a)	all indebtedness under this Agreement:

(b)	all indebtedness incurred with respect to Permitted Liens;

(c)	trade payables (other than indebtedness for borrowed money) incurred in the ordinary course of business, provided that such indebtedness is classified as a current liability; and

(d)	such other Indebtedness which the Lender has consented to in writing.

(33)	“Permitted Liens” means, with respect to any property or asset of any Person, the following Liens:

(a)	encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines. telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real / immovable properties which encumbrances easements, servitudes, rights of way, other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the business of such Persons;

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(b)	any right reserved to or vested in any Governmental Authority by the terms of any lease, licence, franchise, grant or permit acquired by such Person, or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

(c)	security or deposits given by such Person to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of such Person and in the ordinary course of its business;

(d)	reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(e)	any lien for taxes or assessments not yet due or being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to the Lender has been provided;

(f)	any carriers, warehousemen, contractors, subcontractors, suppliers, mechanics or material liens in respect of charges accruing in favour of any Person, so long as such charges are not yet due or are being contested in good faith by appropriate proceedings and for which a reasonable reserve satisfactory to the Lender has been provided:

(g)	undetermined or inchoate liens, privileges, hypothecs or charges incidental lo current operations which have not at such time been filed (or are not required to be filed) pursuant to law against such person’s property or assets or which relate to obligations not due or delinquent:

(h)	Purchase Money Liens;

(i)	any Lien created by any security referred to in this Agreement;

(34)	“Person” or “person” includes an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity whatsoever and the heirs, executors, administrators or other legal representatives of an individual;

(35)	“PPSA” means the Personal Property Security Act applicable to the Borrowers based on the Borrowers location, as such legislation is amended, revised, replaced or re-enacted from lime to time;

(36)	“Principal Sum” means the Loan amount originally requested and any Deferred Interest that has accrued during the Deferral Period;

(37)	“Proceeds” has the meaning given thereto in the PPSA;

(38)	“Purchase Money Lien” means any Lien on any asset, other than accounts receivable or Inventory, of a Person which is assumed, created, guaranteed or reserved lo secure the unpaid purchase price of such asset, interest thereon and proceeds in respect thereof, including equipment leases provided that any such Lien is limited in the asset so acquired;

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(39)	“Receivable” means al debts, accounts, claims, demands, monies and chases in action which are now or which may at any lime hereafter be due, owing to or accruing due lo or owned by the Borrowers, together with all books, records, documents, papers and electronically recorded data and any other documents or information of any kind which in any way evidences or relates to any or all of the said debts, accounts, claims, demands. monies and choses in action, provided that the term “Receivable” herein shall not include any proceeds from the sale, disposition or realization of the personal property of the Borrowers other than inventory;

(40)	“Receiver” means a receiver or a receiver and manager and includes, without limitation, an interim receiver under the Bankruptcy and Insolvency Act (Canada);

(41)	“Security Documents” means all mortgages, hypothecs, security agreements, pledges and charges executed by the Borrowers at the request of the Lender, including any preexisting mortgages, Security Documents, pledges and charges, which are by their terms, or the terms of this Credit Agreement intended to secure payment and performance of the Borrowers Obligations;

(42)	“Subsidiary” means, with respect to any Person, any corporation controlled by such Person and for the purposes of this definition “control” (including with correlative meaning the term “controlled by”) shall have the same meaning as set forth in the Canada Business Corporations Act as amended, revised, replaced or re-enacted from time to time;

(43)	“Taxes” means, with respect to any Person, for any particular period, all taxes, rates, levies, imposts, assessments, government fees, dues, stamp taxes, duties, ad valorem taxes or levies, charges to tax, fees, deductions, withholdings and similar impositions paid or payable, levied, collected, withheld or assessed by any Governmental Authority;

(44)	“Wholly-owned Subsidiaries” means, with respect to any Person, Subsidiaries in respect of which such Person, directly or indirectly, owns 100% of all issued and outstanding capital stock in such Subsidiary;

(45)	“Year” and “Month” means a calendar year and month as the case may be.

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Schedule D - Fees

(1)	Credit Facility Processing Fee - a non-refundable credit facility processing fee of $1,200,000 will be retained by the Lender from the Initial Advance.

(2)	Reporting and Monitoring Default Fee - if the Borrowers breach a reporting or monitoring covenant, the Lender shall assess a default fee of $10,000 per breach.

(3)	Non-compliance Risk Adjustment Fee - if the Borrowers breach a financial covenant, the Lender shall assess a risk adjustment fee equal to 50 basis points (0.50%) of the loan balance at Financial Year-end

Fees represent the Lender’s liquidated damages, not penalties, to compensate the Lender for the higher than forecast risk and/or non-performance of a covenant. Liquidated damages mean the parties acknowledge and agree that this fee is a reasonable estimation of the actual damages suffered by the Lender upon a breach contemplated by this section, and that the Borrowers will pay the fee to the Lender the event of such a breach. The Borrowers acknowledge that the precise amount of the Lender’s actual damages would be extremely difficult to calculate and that the fee set out in the Agreement represent a reasonable estimate of the actual damages and effort incurred by the Lender in responding to a breach. Fees are due on demand. Payment of a fee does not cure a default and does not affect our remaining rights under this Agreement or any other document.